Exhibit 10.25

AMENDMENT NO. 2 TO AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This Amendment No. 2 (the “Amendment”), dated April 13, 2006, to the Amended and Restated Employment Agreement, dated as of the 21st day of July, 2004 (the “Employment Agreement”), between Robert P. Belcher (the “Executive”) and Memry Corporation, a Delaware corporation (the “Company”).

WHEREAS, the Company and the Executive have agreed that the Executive will act as Chief Executive Officer for so long as requested by the Company;

WHEREAS, the Company and the Executive desire to amend the Employment Agreement to reflect Executive’s increased responsibilities as the Company’s Chief Executive Officer.

NOW, THEREFORE, the Company and the Executive hereby agree as follows:

1. Section 3(b) of the Employment Agreement is hereby amended in its entirety to read as follows:

“The Executive shall also be entitled to receive additional compensation in the form of an annual target bonus in an amount equal to 60% of the Executive’s base annual salary, determined by and in the sole discretion of the Board of Directors of the Company. Such amount is based upon the Company meeting Company performance goals and objectives. The Executive shall also be eligible to receive, on an annual basis, 175,000 performance based stock option grants pursuant to any bonus and/or incentive compensation programs that may be established by the Company, including without limitation the Company’s current incentive plans; provided, however, that nothing set forth in this sentence will in any way limit the Board of Directors discretion to approve or reject any bonus that the Executive would otherwise be due under any such plans.”

2. Except as amended hereby, the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth above.

MEMRY CORPORATION

By:	/s/ Marcy Macdonald
Its:

/s/ Robert P. Belcher Robert P. Belcher